Exhibit 99.1

Rapid Micro Biosystems Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Full Year 2023 Guidance

Reports fourth quarter 2022 commercial revenue of $4.4 million
Reports full year 2022 commercial revenue of $17.1 million
Delivered full year 2022 recurring commercial revenue of $11.0 million, representing 40% growth

Provides full year 2023 commercial revenue guidance of at least $22.0 million, representing growth of approximately 30%

LOWELL, Mass., March 3, 2023 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the fourth quarter and full year ended December 31, 2022.

Recent Highlights

•Fourth quarter commercial revenue (combined product and service) of $4.4 million
•Fourth quarter recurring commercial revenue (combined consumables and service contracts) of $2.9 million, representing growth of 28% from the prior year period
•Increased cumulative customer systems to 125 placed systems and 103 validated systems
•Sold 3 millionth consumable on a cumulative basis
•Launched innovative RMBNucleus™ Mold Alarm software for the Growth Direct® system
•Cash, cash equivalents and investments of $138.4 million on December 31, 2022

“While 2022 was a challenging year, we’re pleased that our fourth quarter results were in line with or slightly better than our guidance. As we move forward in 2023, our highest priority remains accelerating Growth Direct system placements,” said Robert Spignesi, President and CEO. “We are encouraged with the progress we have made to improve execution and will continue to advance the other key elements of our growth strategy including driving margin improvement, investing in new product development to further differentiate the Growth Direct platform and prudently managing our cash.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2022 was $4.4 million, compared to $5.2 million in the fourth quarter of 2021. A breakdown of fourth quarter revenue and key metrics follows:

•Total commercial revenue was $4.4 million in Q4 2022, compared to $4.9 million in Q4 2021.
•Product revenue (combined systems and consumables) was $2.8 million in Q4 2022, compared to $2.9 million in Q4 2021. Higher consumables revenue, which grew by 22%, was offset by lower systems revenue due to one less system placement in Q4 2022.
•Service revenue was $1.5 million in Q4 2022, compared to $2.0 million in Q4 2021. Higher revenue from service contracts, which grew by 41%, was offset by lower validation revenue in Q4 2022.
•Recurring commercial revenue was $2.9 million in Q4 2022, compared to $2.3 million in Q4 2021, representing growth of 28%.
•Non-commercial revenue under the Company’s contract with the U.S. Biomedical Advanced Research and Development Authority (”BARDA”), which was completed in Q4 2021, was $0.0 million in Q4 2022, compared to $0.4 million in the prior-year period.

•Placed 2 new systems and completed the validation of 3 customer systems in Q4 2022.

Total cost of commercial revenue was $7.0 million in the fourth quarter of 2022, compared to $7.5 million in the fourth quarter of 2021. The decrease was due to one less system placement and improved manufacturing volume leverage in systems, partially offset by higher sales volume and unplanned automated manufacturing line downtime in consumables as well as higher headcount, travel-related and material costs in service to support a larger number of systems under service contracts.

Total operating expenses were $14.7 million in the fourth quarter of 2022, compared to $12.0 million in the fourth quarter of 2021. The increase was mainly due to higher costs associated with expanding our sales and marketing organizations and supporting new product development activities. Operating expenses in the fourth quarter of 2022 also included one-time costs of $1.0 million related to the unsolicited, non-binding proposal received by the Company from Kennedy Lewis Investment Management LLC in June and the strategic alternatives review process announced in August and completed in December as well as $0.8 million in costs related to the restructuring plan also announced in August.

Net loss for the fourth quarter of 2022 was $16.4 million, compared to $14.6 million in 2021. The increase in net loss was primarily due to higher operating expenses. Net loss per share attributable to common shareholders for the fourth quarter of 2022 was $0.39, compared to a net loss of $0.35 in 2021.

Cash, cash equivalents and investments were $138.4 million and the Company had no debt outstanding as of December 31, 2022.

Full Year 2022 Financial Results

Total revenue for the full year was $17.1 million in 2022, compared to $23.2 million in 2021. A breakdown of full year revenue and key metrics follows:

•Total commercial revenue was $17.1 million in 2022, compared to $21.6 million in 2021.
•Product revenue was $11.1 million in 2022, compared to $15.5 million in 2021.
•Service revenue was $6.1 million in both 2022 and 2021.
•Recurring commercial revenue was $11.0 million in 2022, compared to $7.8 million in 2021.
•Non-commercial revenue under the Company’s contract with BARDA was $0.0 in 2022, compared to $1.6 million in 2021.
•Placed 9 new systems and completed the validation of 19 customer systems in 2022.

Total cost of commercial revenue was $25.7 million in 2022, compared to $29.4 million in 2021.

Total operating expenses were $54.7 million in 2022, compared to $39.5 million in 2021.

Net loss was $60.8 million in 2022, compared to $73.5 million in 2021, and net loss per share attributable to common shareholders was $1.43 in 2022, compared to $3.94 in 2021.

Full Year 2023 Outlook

For the full year 2023, the Company expects commercial revenue of at least $22.0 million, including the placement of at least 15 new systems.
Webcast Details
The Company will host a conference call before the market opens today, March 3, 2023, at 8:30 a.m. EST to discuss its fourth quarter and full year 2022 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.
About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of MQC automation to deliver the faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on Twitter at @rapidmicrobio or on LinkedIn.
Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the Company’s full year 2022 revenue outlook range and expected future revenue and growth; expected placements of Growth Direct systems, anticipated timing of such placements and the impact on the Company’s commercial revenue; the Company’s expectations regarding customers capital purchasing decisions and the Company’s sales opportunities; expectations for the RMBNucleus Mold Alarm; the projected cost savings resulting from the Company’s organizational restructuring plan; expectations regarding the Company’s improvements in commercial execution and enhanced sales and marketing processes; the Company’s Board of Directors’ review of strategic alternatives; and customer interest in and adoption of the Company's Growth Direct microbial quality control platform.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the Company’s organizational restructuring plan, including a reduction in workforce, that may not result in the anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt the Company’s business; the Company’s significant losses since inception; the Company’s ability to meet its publicly announced guidance and other expectations about its business and operations; the Company’s limited experience in marketing and sales and the effectiveness of its sales processes; the Company’s need to develop new products and adapt to technological changes; the Company’s ability to establish and maintain its position as a leading provider of automated microbial quality control testing; the Company’s ability to maintain its manufacturing facility; risks related to third-parties; the Company’s ability to retain key management and other employees; risks related to regulatory and intellectual property matters; risks related to supply chain disruptions and the impact of inflation; risks related to the exploration of strategic alternatives; the impact of macroeconomic volatility and the coronavirus pandemic on the Company’s business and operations, including further delays in placements and validation of new systems; and the other important factors outlined under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 24, 2022, as such factors may be updated from time to time in its other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of its website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.
Investor Contact:
Michael Beaulieu, CFA
Vice President, Investor Relations and Corporate Communications
investors@rapidmicrobio.com
Media
media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Product revenue	$2,844	$2,882	$11,056	$15,512
Service revenue	1,530	1,973	6,077	6,125
Non-commercial revenue	—	353	—	1,595
Total revenue	4,374	5,208	17,133	23,232
Costs and operating expenses:
Cost of product revenue	5,257	5,534	18,477	23,434
Cost of service revenue	1,718	1,925	7,196	5,922
Cost of non-commercial revenue	—	335	—	1,617
Research and development	3,403	2,855	12,866	9,781
Sales and marketing	4,124	3,355	14,994	11,815
General and administrative	7,132	5,760	26,819	17,895
Total costs and operating expenses	21,634	19,764	80,352	70,464
Loss from operations	(17,260)	(14,556)	(63,219)	(47,232)
Other income (expense):
Interest income (expense), net	831	(19)	1,778	(2,608)
Change in fair value of preferred stock warrant liability	—	—	—	(19,643)
Loss on extinguishment of debt	—	—	—	(3,100)
Other income (expense), net	(11)	4	59	(850)
Total other income (expense), net	820	(15)	1,837	(26,201)
Loss before income taxes	(16,440)	(14,571)	(61,382)	(73,433)
Income tax (benefit) expense	7	34	(576)	91
Net loss	(16,447)	(14,605)	(60,806)	(73,524)
Accretion of redeemable convertible preferred stock to redemption value	—	—	—	(1,761)
Cumulative redeemable convertible preferred stock dividends	—	—	—	(2,747)
Net loss attributable to common stockholders — basic and diluted	$(16,447)	$(14,605)	$(60,806)	$(78,032)
Net loss per share attributable to Class A and Class B common stockholders — basic and diluted	$(0.39)	$(0.35)	$(1.43)	$(3.94)
Weighted average common shares outstanding — basic and diluted	42,602,447	41,858,094	42,454,403	19,783,539

RAPID MICRO BIOSYSTEMS, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$27,064	$178,387
Short-term investments	81,584	15,110
Accounts receivable	5,369	5,005
Inventory	21,187	15,671
Prepaid expenses and other current assets	3,372	3,951
Total current assets	138,576	218,124
Property and equipment, net	13,818	11,304
Right-of-use assets	7,063	—
Long-term investments	29,790	9,966
Other long-term assets	1,119	1,491
Restricted cash	284	284
Total assets	$190,650	$241,169
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,428	$3,944
Accrued expenses and other current liabilities	8,150	10,917
Deferred revenue	4,706	3,305
Lease liabilities, short-term	766	—
Total current liabilities	19,050	18,166
Deferred rent, long-term	—	813
Lease liabilities, long-term	7,202	—
Other long-term liabilities	229	1,210
Total liabilities	26,481	20,189
Total stockholders’ equity	164,169	220,980
Total liabilities and stockholders’ equity	$190,650	$241,169